Exhibit 10.10
HANESBRANDS INC.
EXECUTIVE LIFE INSURANCE PLAN
(Conformed through October 31, 2008)

i

ii

HANESBRANDS INC.
EXECUTIVE LIFE INSURANCE PLAN
(Effective as of January 1, 2006)
SECTION 1
Introduction and Definitions
1.1 Introduction
     The Hanesbrands Inc. Executive Life Insurance Plan, effective as of January 1, 2006 (the “Plan”) is established by Hanesbrands Inc. (the “Company”) to provide life insurance benefits to a select group of management or highly compensated Employees who contribute materially to the continued growth, development and future business success of the Company. The Plan, as set forth herein, is considered to be a “Top-Hat Plan” as defined in DOL Regulation Section 2520.104-24 for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
1.2 Definitions
     For purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:
(a)	“Base Salary” means the annual cash compensation relating to services performed during any calendar year, excluding distributions from nonqualified deferred compensation plans, bonuses, commissions, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards, director fees and other fees, and automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Participant’s gross income). Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or non-qualified plans of the Company and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by the Company; provided, however, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Participant.

For purposes of determining a Participant’s Base Salary for premium purposes pursuant to Section 2 for any Policy Year, up to and including the Policy Year in which the Participant Retires, becomes Disabled, or experiences a Termination of Employment, the Participant’s Base Salary shall be measured and annualized as of the March 31 preceding the date on which such Participant Retires, becomes Disabled or experiences a Termination of Employment. If a Participant’s Base Salary increases after the Committee has determined the amount of such

Participant’s Base Salary for premium purposes for a particular Policy Year, the amount of the Participant’s increased Base Salary shall not be considered for purposes of this Plan until the next Policy Year. For purposes of determining a Participant’s Base Salary for premium purposes pursuant to Section 2 after the Policy Year in which the Participant Retires, becomes Disabled, or experiences a Termination of Employment, the Participant’s Base Salary shall be measured and annualized as of the March 31 preceding the date on which such Participant Retired, became Disabled, or experienced a Termination of Employment.

(b)	“Board” means the Board of Directors of the Company.

(c)	“Code” means the Internal Revenue Code of 1986, as amended.

(d)	“Committee” means the Hanesbrands Inc. Employee Benefits Administrative Committee appointed by the Board of Directors of the Company to administer the Plan, which committee shall be a named fiduciary of the Plan, as defined in Section 402 of ERISA.

(e)	“Company” means Hanesbrands Inc., a Maryland corporation, and any successor thereto, including any corporation that is a successor to all or substantially all of the Company’s assets or business.

(f)	“Disability” or “Disabled” means a determination by the Committee, or its delegate, in its sole discretion, that a Participant is disabled in accordance with the terms of the Hanesbrands Inc. Long Term Disability Plan. Upon request by the Committee, or its delegate, the Participant must timely submit proof of continued disability.

(g)	“Employee” means a person who is an active full-time employee of the Company who is in Salary Bands one through five and the Chief Executive Officer and Chairman of the Board. Individuals classified by the Company as independent contractors, consultants, leased employees or similar types of non-employee positions are specifically excluded from the Plan, even if retroactively classified as an employee by a court, the Internal Revenue Service or another governmental agency.

(h)	“Effective Date” means January 1, 2006, the effective date of this Plan document.

(i)	“Insurance Company” means the applicable insurance company that has issued the Policy(ies) providing benefits under the Plan for a Participant.

(j)	“Participant” means an Employee of the Company who is selected to participate in the Plan and who has satisfied the conditions for Plan participation as set forth in Section 2.

(k)	“Plan” means this Hanesbrands Inc. Executive Life Insurance Plan, effective as of January 1, 2006, as it may be amended from time to time.

(l)	“Plan Agreement” means a written agreement, as may be amended from time to time, which is entered into by and between the Company and a Participant. Each Plan Agreement executed by a Participant and the Company shall provide for the entire benefit to which such Participant is entitled under the Plan; should there be more than one Plan Agreement, the Plan Agreement bearing the latest date of acceptance by the Company shall supersede all previous Plan Agreements in their entirety and shall govern such entitlement. The terms of any Plan Agreement may be different for any Participant, and any Plan Agreement may provide additional benefits not set forth in the Plan or limit the benefits otherwise provided under the Plan; provided, however, that any such additional benefits or benefit limitations must be agreed to by both the Company and the Participant.

(m)	“Plan Year” means the consecutive twelve (12) month period commencing on January 1 of each year and ending on the next following December 31.

(n)	“Policy” means the life insurance policy (or life insurance policies if more than one is required because of death benefit amounts or otherwise) purchased on a Participant’s life that is subject to the terms and conditions of this Plan.

(o)	“Policy Year” means the twelve (12) month period commencing on the date the Policy is issued by the insurer, and every twelve (12) month period commencing thereafter.

(p)	“Projected Premium Payment Period” means the number of Policy Years projected to occur between the Policy issue date and the later of the Participant’s (i) Projected Retirement Date, (ii) attainment of age sixty (60), or (iii) attainment of ten (10) Years of Plan Participation. For executives age sixty (60) and over as of November 1, 2008, the Projected Premium Payment Period is projected to be 10 years.

(q)	“Projected Retirement Date” means the date on which the Committee assumes the Participant will retire, solely for purposes of this Plan; provided, however, the Committee may use its discretion to revise this assumption as necessary at any time during the Participant’s participation in the Plan.

(r)	“Retirement”, “Retire(s)” or “Retired” means severance from employment from the Company for any reason other than a leave of absence, death or Disability on or after the date on which the Participant is eligible for a retirement benefit under the Hanesbrands Inc. Pension Plan, as determined by the Committee in its sole discretion.

(s)	“Termination of Employment” means the severing of employment with the Company, voluntarily or involuntarily, for any reason other than Retirement, Disability, death or an authorized leave of absence. A Participant’s Termination of Employment will be deemed to occur when the Participant ceases to be a full-time employee of the Company, even though the Participant may continue to serve as a director of the Company, or as a consultant or independent contractor.

(t)	“Years of Plan Participation” means the total number of full Plan Years a Participant has been a Participant in the Plan prior to his or her Termination of Employment. Any partial year shall not be counted for purposes of the Plan.

SECTION 2
Eligibility and Benefits
2.1 Eligibility for Participation
     An Employee of the Company shall be eligible to participate in this Plan and become a Participant in the Plan on the date he or she meets all five of the following requirements:
(a)	Has been designated in writing by the Company, in its sole and absolute discretion, as a Participant;

(b)	Completes and returns to the Committee, no later than thirty (30) days after he or she receives written notice of such designation, a Plan Agreement, and such administrative and other forms as the Committee may require for participation;

(c)	Completes such insurance forms, exams and questions as the Committee may designate from time to time;

(d)	Timely completes any other participation conditions as may be prescribed by the Committee from time to time; and

(e)	Is insurable.
     If an Employee fails to meet all of the above-listed requirements within a reasonable time, as determined by the Committee in its sole discretion, the Committee shall provide that Employee with written notice within thirty (30) days of such failure, and that person shall not be eligible to become a Participant under this Plan.
2.2 Acquisition of Insurance
     The Participant agrees to cooperate in applying for and obtaining an insurance policy on his or her life. The selection of the life insurance policy used for this Plan shall be at the sole discretion of the Company. The Policy shall be issued in the name of the Participant as the sole and exclusive owner of the Policy. The Participant shall have the right to name the beneficiary of the Policy proceeds. At the sole discretion of the Committee, the Participant may designate a person or entity other than the Participant as the owner of the Policy, provided that such owner agrees to be bound to the terms and conditions of this Plan. In no event will a death benefit be payable to a Participant prior to the issuance of a Policy on the Participant’s life. A reduced amount of death benefit coverage may be provided to a Participant under any Policy issued on a rated basis.
2.3 Additional Life Insurance Coverage
     During the term of this Plan, the death benefit coverage under the Policy may be increased from time to time. The Participant agrees to cooperate in applying for and obtaining such additional coverage. If the Participant does not so cooperate, and such coverage cannot be obtained because of that, the Company shall have no obligation under this Plan to provide such additional coverage. Further, if the Participant is not insurable on a guaranteed issue basis at the time such additional coverage is sought, or if coverage is offered on a rated basis that is higher than standard, nonsmoker, then the Company shall have no obligation under this Plan to provide such additional coverage. A reduced amount of death benefit coverage may be provided to a Participant under any Policy issued on a rated basis.
2.4 Company’s Payment of Premiums Prior to Retirement, Termination of Employment, Disability or Death
     Subject to subsections 2.1 and 2.2 above, prior to the Participant’s Retirement, Disability, Termination of Employment or death, the Company shall pay premiums to the Insurance Company on behalf of the Participant during each Policy Year. The amount of the premiums due in each Policy Year shall be determined based on the following assumptions regardless of whether such assumptions are applicable at the time any premium is paid: (i) premiums shall be made over the Projected Premium Payment Period, (ii) premiums shall assume current carrier policy charges for a standard classification (tobacco user or non-tobacco user, as the case may be) in effect for that Policy Year, (iii) a death benefit equal to three (3) times Base Salary, calculated in accordance with subparagraph 1.2(a), shall be provided until the end of the Policy Year of the Participant’s Projected Retirement Date, and (iv) after the Projected Retirement Date, the Policy shall have sufficient cash value (assuming an 8% gross rate of return and current policy charges) to sustain a death benefit equal to one (1) times the Participant’s Base Salary, calculated in accordance with subparagraph 1.2(a), projected to maintain the death benefit to age 95.
2.5 Company’s Payment of Premiums after Retirement
     Subject to subsections 2.1 and 2.2 above, after a Participant’s Retirement, the Company shall continue to pay premiums to the Insurance Company on behalf of the Participant during each Policy Year until the later of the end of the Policy Year in which the Participant attains (i) age sixty (60), or (ii) ten (10) Years of Plan Participation (or such longer period as the Committee deems appropriate in its sole discretion). The amount of the premiums due in each Policy Year shall be determined based on the following assumptions regardless of whether such assumptions are applicable at the time any premium is paid: (i) premiums shall be made over the Projected Premium Payment Period, (ii) premiums shall assume current carrier policy charges for a standard classification (tobacco user or non-tobacco user, as the case may be) in effect for that Policy Year, (iii) a death benefit equal to one (1) times Base Salary, calculated in accordance with subparagraph 1.2(a), shall be provided, and (iv) the Policy shall have sufficient cash value (assuming an 8% gross rate of return and current policy charges) to sustain a death benefit equal to one (1) times the Participant’s Base Salary, calculated in accordance with subparagraph 1.2(a), projected to maintain the death benefit to age 95.
2.6 Company’s Payment of Premiums after Disability
     Subject to subsections 2.1 and 2.2 above, if a Participant becomes Disabled, the Company shall continue to pay premiums to the Insurance Company on behalf of the Participant during each Policy Year until the later of (i) twenty-four (24) months following the date of such Participant’s Disability, (ii) the end of the Policy Year in which the Participant attains age sixty (60), or (ii) the end of the Policy Year in which the Participant attains ten (10) Years of Plan Participation (or such longer period as the Committee deems appropriate in its sole discretion). The amount of the premiums due in each Policy Year shall be determined based on the following assumptions regardless of whether such assumptions are applicable at the time any premium is paid: (i) premiums shall be made over the Projected Premium Payment Period, (ii) premiums shall assume current carrier rates for a standard nonsmoker in effect for that Policy Year, (iii) a death benefit equal to three (3) times Base Salary, calculated in accordance with subparagraph 1.2(a), shall be provided for a period of twenty-four (24) months following the date of the Participant’s Disability, and (iv) after the expiration of twenty-four (24) months following the Participant’s Disability, the Policy shall have sufficient cash value (assuming standard nonsmoker rates) to sustain a death benefit equal to one (1) times the Participant’s Base Salary, calculated in accordance with subparagraph 1.2(a), projected to endow at age 95.
2.7 Company’s Payment of Premiums During Authorized Absences from Employment
     Subject to subsections 2.1 and 2.2 above, the Company shall continue to pay premiums to the Insurance Company on behalf of the Participant during each Policy Year in which a Participant is authorized by the Company to take (i) a paid or unpaid leave of absence from the employment of the Company, or (ii) an authorized leave of absence from the employment of the Company pursuant to the Family and Medical Leave Act. The amount of the premiums due in each Policy Year shall be determined based on the following assumptions regardless of whether such assumptions are applicable at the time any premium is paid: (i) premiums shall be made over the Projected Premium Payment Period, (ii) premiums shall assume current carrier rates for a standard nonsmoker in effect for that Policy Year, (iii) a death benefit equal to three (3) times Base Salary, calculated in accordance with subparagraph 1.2(a), shall be provided until the end of the Policy Year of the Participant’s Projected Retirement Date, and (iv) after the Projected Retirement Date, the Policy shall have sufficient cash value (assuming standard nonsmoker) to sustain a death benefit equal to one (1) times the Participant’s Base Salary, calculated in accordance with subparagraph 1.2(a), projected to endow at age 95.
2.8 Cessation of Premium Payments
     Notwithstanding the provisions of subsections 2.1, 2.2, 2.3, or 2.4 to the contrary, the Company’s payment of premiums to the Insurance Company for the benefit of any Participant shall cease at the end of the Policy Year in which the earliest of the following occurs: (i) the Participant borrows or withdraws all or any portion of the Policy’s cash value attributable to the Company’s premium payments during the Participants’s employment; (ii) the Participant’s employment ends for any reason other than Disability or Retirement; (iii) the Participant commences part-time employment; (iv) the Participant no longer meets the Plan’s eligibility requirements; or (iv) the Company terminates the Plan.
2.9 Optional Premium Payments by Participants
     If the Company ceases to pay premiums on a Policy for the benefit of any Participant in accordance with subsection 3.5 of this Plan, such Participant may (i) continue to pay the premiums on the Policy directly to the Insurance Company, if permitted by such Insurance Company, or (ii) surrender the Policy.

2.10 Loss of Benefits
     Notwithstanding any other provision of this Plan to the contrary, no benefits shall be payable from any Policy covered by this Plan (i) if the Participant commits suicide within two (2) years from the date on which a Policy is issued, (ii) the Participant’s death is determined to be from a bodily or mental cause or causes, the information about which was withheld, knowingly concealed, or falsely provided by the Participant at the time such Policy was issued, or (iii) if the terms of the Policy are violated in any manner by the Participant.
2.11 Tax Withholding
     Each premium payment paid by the Company shall be treated as a bonus payment to the Participant and will be taxable to the Participant in the year in which such premium payment is made. The Company shall withhold from the Participant’s compensation all federal, state and local income, employment and other taxes required to be withheld by the Company in connection with the premium payments, in amounts and in a manner to be determined in the sole discretion of the Company.

SECTION 3
Administration
3.1 Administration
     This Plan shall be administered by the Committee. The Committee shall have the full discretionary authority to construe and interpret all of the provisions of this Plan, including making factual determinations thereunder, to adopt procedures and practices concerning the administration of this Plan, and to make any determinations necessary hereunder, which shall, subject to Section 4 below, be binding and conclusive on all parties. The Committee may appoint one or more individuals and delegate such of its power and duties as it deems desirable to any such individual, in which case every reference herein made to the Committee shall be deemed to mean or include the individuals as to matters within their jurisdiction. Notwithstanding the foregoing, the Insurance Company insuring benefits under the applicable underlying insurance Policy(ies) shall have the full discretionary authority to interpret the terms and provisions of such insurance Policy(ies).
3.2 Decisions and Actions of the Committee
     The Committee may act at a meeting or in writing without a meeting. All decisions and actions of the Committee shall be made by vote of the majority, including actions in writing taken without a meeting.
3.3 Rules and Records of the Committee
     The Committee may make such rules and regulations in connection with its administration of this Plan as are consistent with the terms and provisions hereof. The Committee shall keep a record of each Participant’s name, address, social security number, benefit commencement date, and the amount of benefit.
3.4 Employment of Agents
     The Committee may employ agents, including without limitation, accountants, actuaries, consultants, or attorneys, to exercise and perform the powers and duties of the Committee as the Committee delegates to them, and to render such services to the Committee as the Committee may determine, and the Committee may enter into agreements setting forth the terms and conditions of such service.
3.5 Plan Expenses
     The Company shall pay all expenses reasonably incurred in the administration of this Plan. The members of the Committee shall serve without compensation for their services as such, but all expenses of the Committee shall be paid by the Company. No employee of the Company shall receive compensation from this Plan regardless of the nature of his or her services to this Plan.

3.6 Indemnification
     To the extent permitted by law, the Committee, and all agents and representatives of the Committee, shall be indemnified by the Company and saved harmless against any claims, and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of this Plan except claims arising from gross negligence, willful neglect, or willful misconduct.

SECTION 4
Claims Procedures
4.1 Presentation of Claim
     Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.
4.2 Notification of Decision
     The Committee shall consider a Claimant’s claim within a reasonable time, but no later than ninety (90) days after receiving the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90) day period. In no event shall such extension exceed a period of ninety (90) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. The Committee shall notify the Claimant in writing:
(a)	that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(b)	the specific reason(s) for the denial of the claim, or any part of it;

(c)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;
(i)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

(ii)	an explanation of the claim review procedure; and

(iii)	a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

4.3 Review of a Denied Claim
     On or before sixty (60) days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. The Claimant (or the Claimant’s duly authorized representative):
(a)	may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;

(b)	may submit written comments or other documents; and/or

(c)	may request a hearing, which the Committee , in its sole discretion, may grant.
4.4 Decision on Review
     The Committee shall render its decision on review promptly, and no later than sixty (60) days after the Committee receives the Claimant’s written request for a review of the denial of the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. In rendering its decision, the Committee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:
(a)	specific reasons for the decision;

(b)	specific reference(s) to the pertinent Plan provisions upon which the decision was based;

(c)	a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and

(d)	a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).
Benefits shall be paid under the Plan only if the Committee in its discretion determines that the Claimant is entitled to them.
4.5 Legal Action
     A Claimant’s compliance with the foregoing provisions of this Section 5 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan. Any further legal action taken by a Participant against the Plan, the Company (and its employees or directors), or the Committee must be filed in a court of law no later than ninety (90) days after the Committee’s final decision on review of an appealed claim.

4.6 Disability Determinations
     Notwithstanding the foregoing provisions of this Section 4 to the contrary, a Participant’s claim for Disability benefits under this Plan must be made in accordance with the terms and provisions of the Hanesbrands Inc. Long Term Disability Plan.

SECTION 5
Miscellaneous
5.1 Binding Effect
     This Plan shall bind the Participant and the Company and their beneficiaries, survivors, executors, administrators and transferees.
5.2 No Guarantee of Employment
     This Plan is not an employment policy or contract. It does not give the Participant the right to remain an employee of the Company, nor does it interfere with the Company’s right to discharge the Participant. It also does not require the Participant to remain an employee nor interfere with the Participant’s right to terminate employment at any time.
5.3 Applicable Law
     The Agreement and all rights hereunder shall be governed by the internal laws of the State of North Carolina without regard to its conflict of laws provisions, except to the extent preempted by the laws of the United States of America.
5.4 Non-Transferability
     Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.
5.5 Named Fiduciary
     The Committee shall be the named fiduciary and plan administrator under this Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals. The Committee has delegated to the Insurance Company the discretionary authority to determine claims for benefits and appeal of denied claims under the terms of the applicable Policy.
5.6 Gender and Number
     Where the context admits, words in the masculine gender include the feminine gender, the singular includes the plural, and vice versa.
5.7 Non-Assignability and Facility of Payment
     Benefits under the Plan are not in any way subject to the debts or other obligations of the persons entitled thereto and may not be voluntarily or involuntarily sold, transferred or assigned. When any person entitled to benefits under the Plan is under a legal disability or in the Committee’s opinion is in any way incapacitated so as to be unable to manage his affairs, the Committee may cause such person’s benefits to be paid to or for the benefit of such person in any manner that the Committee may determine.

5.8 Mistake of Fact
     Any mistake of fact or misstatement of fact shall be corrected when it becomes known and proper adjustment made by reason thereof.
5.9 Information to be Furnished by Covered Employees
     Covered Employees under the Plan must furnish the Committee with such evidence, data or information as the Committee considers necessary or desirable to administer the Plan. A fraudulent misstatement or omission of fact made by a Covered Employee in an enrollment form, evidence of insurability form, or in a claim for benefits (inclusive of all documents filed in support of the claim) may be used to cancel coverage and/or to deny claims for benefits.
5.10 Company and Committee Decision Final
     The Company, the Committee and any entity or organization to which the Company delegates authority pursuant to the terms of the Plan, shall have the discretionary authority to construe and interpret the Plan and make factual determinations thereunder, including the authority to determine eligibility of employees and the amount of benefits payable under the Plan, and to decide claims under the terms of the Plan. Subject to applicable law, any interpretation of the provisions of the Plan and any decisions on any matter within the discretion of the Company, Committee or other applicable entity made in good faith shall be binding on all persons. A misstatement or other mistake of fact shall be corrected when it becomes known, and the Company, Committee or other applicable entity shall make such adjustment on account thereof as it considers equitable and practicable. The Company, Committee or other applicable entity shall not be liable in any manner for any determination of fact made in good faith. Benefits will be paid under the Plan only if the Committee or its delegate determines in its discretion that the applicant is entitled to them.
5.11 Action by Company or Employer
     Any action required or permitted to be taken by the Company or an Employer under the Plan shall be by resolution of its Board of Directors or by an officer or officers as may be authorized to act for the Board with respect to the Plan.
5.12 Waiver of Notice
     Any notice required under the Plan may be waived by the person entitled to such notice.
5.13 Recovery of Benefits
     In the event a Covered Employee receives a benefit payment under the Plan which is in excess of the benefit payment which should have been made, the Committee shall have the right to recover the amount of such overpayment from such Covered Employee or his or her Estate.

The Committee may, however, at its option, deduct the amount of such excess from any subsequent Benefits payable to, or for, the Covered Employee.
5.14 Additional Employers
     Any Subsidiary of the Company may adopt the Plan by:
(a)	Filing with the Company a written instrument to that effect, and

(b)	Filing with the Committee a statement consenting to such action signed by the President or any Vice President of the Company on its behalf.
5.15 Uniform Rules
     The Committee shall administer the Plan on a reasonable and nondiscriminatory basis and shall apply uniform rules to all persons similarly situated.
5.16 Evidence
     Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

SECTION 6
Amendment and Termination
6.1 Amendment
     The Plan may be amended by the Company at any time and from time to time, except that any benefits which had become payable under the Plan prior to the date an amendment is effected shall be determined in accordance with the terms of the Plan as in effect immediately prior to the date of the amendment.
6.2 Termination
     The Plan, as applied to all Employers, may be terminated at any time by action of the then Employers hereunder, and the Plan as applied to any single Employer may be terminated at any time by such Employer, subject only to the same limitations with respect to the effect of any such termination as are set forth in subsection 6.1 with respect to amendments of the Plan.
6.3 Mergers and Acquisitions
     Notwithstanding any Plan provision to the contrary, in the case of any merger or consolidation with, or acquisition of another business by the Company (whether a division or Subsidiary), the provisions of the Plan, as applicable to employees of such business (e.g., eligibility, enrollment, evidence of good health, etc.) will be as specified in the Purchase Agreement between the Company and such other business, and if not so specified, shall apply as if such business was a new participating Employer hereunder and such employees were newly hired employees of such Employer. If the Purchase Agreement provides that the Company will credit the employees of such business with service, then, in the Company’s discretion, such employees will not be treated as newly hired employees of such Employer for purposes of eligibility, enrollment, evidence of good health, etc.